EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Non- Employee Directors' Stock Plan, the Directors' Stock Option Plan, the Executive Restricted Stock Incentive Plan, the 1997 Stock Incentive Plan and the Retirement Plan of E. W. Blanch Holdings, Inc. of our report dated January 24, 1997 except for Note 15, as to which the date is February 21, 1997, with respect to the consolidated financial statements of E.
W. Blanch Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                         ERNST & YOUNG LLP

Minneapolis, Minnesota
January 19, 1998